Exhibit 4.2
AMENDMENT NO. 1 TO
SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDMENT NO. 1 TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is dated as of October 24, 2014, and is entered into by and among PARK-OHIO INDUSTRIES, INC. ("Company"), RB&W CORPORATION OF CANADA ("Canadian Borrower"), the EX-IM BORROWERS party to the Credit Agreement (as hereinafter defined), the other Loan Parties party to the Credit Agreement, the lenders party to the Credit Agreement (the "Lenders"), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent, and J.P. MORGAN EUROPE LIMITED, as European Agent.
W I T N E S S E T H:
WHEREAS, the Borrowers, the other Loan Parties, the lenders from time to time party thereto (the "Lenders") and the Administrative Agent are parties to that certain Sixth Amended and Restated Credit Agreement dated as of July 31, 2014 (as amended, modified and supplemented from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement);
WHEREAS, the Borrowers desire to (i) increase the aggregate Domestic Revolving Commitments under the Credit Agreement to $250,000,0000, and (ii) increase the aggregate commitments in respect of Term Loans under the Credit Agreement to $35,000,0000, with $9,502,551 of new Term Loans funded on the date hereof (such that the outstanding principal amount of the Term Loans outstanding on the date hereof shall be increased from $15,497,449 to $25,000,000) and the remaining unutilized portion of such new Term Loan commitments available to the Company on or before December 15, 2014 so long as Administrative Agent obtains satisfactory Equipment appraisals reflecting that the Fixed Asset Loanable Value is greater than or equal to the aggregate principal amount of Term Loans under the Credit Agreement;
WHEREAS, the Borrowers have requested that the Agents and the Lenders amend the Credit Agreement in certain respects, in each case as more particularly set forth herein;
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendments. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations set forth in Section 4 below, the Credit Agreement is hereby amended as follows:
(a)    The following new defined terms are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:
"Eligible Inventory Basket Advance Rate" means 60%; provided, that, the Eligible Inventory Basket Advance Rate shall be reduced over twelve consecutive calendar quarters by an amount equal to 0.833% on the first day of each such calendar quarter commencing with April 1, 2015, with the reduction in respect of the twelfth calendar quarter equal to the amount necessary to reduce the Eligible Inventory Basket Advance Rate to (but not below) 50%; provided, further, that the Eligible Inventory Basket Advance Rate may be reduced

(but not increased) on the first day of any such calendar quarter by an amount greater than 0.833% until the Eligible Inventory Basket Advance Rate has been reduced to 50% upon prior written notice from the Borrower Representative to the Administrative Agent so long as the First Drawn Domestic Revolving Loan Amount is concurrently reduced on an equivalent basis.
"Eligible Tooling" means, at any time, the Tooling owned by a Domestic Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible hereunder. Without limiting the Administrative Agent's discretion provided herein, Eligible Tooling shall not include any Tooling as to which:

(a)	such Domestic Loan Party does not have good title;
(b)such Domestic Loan Party does not have the right to subject such Tooling to a Lien in favor of the Administrative Agent;
(c)such Tooling is not subject to a first priority perfected Lien in favor of the Administrative Agent or is not free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent);
(d)such Tooling is not located on premises owned by such Domestic Loan Parties; or
(e)such Tooling is subject to any agreement which restricts the Administrative Agent's ability to take possession of, sell or otherwise dispose of such Tooling.
"First Additional Term Loans" has the meaning assigned to such term in Section 2.01(e).
"First Amendment Effective Date" means October 24, 2014.
"First Amendment" means that certain Amendment No. 1 to Sixth Amended and Restated Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrowers, the other Loan Parties party thereto, the Agents and the Lenders.
"First Drawn Domestic Revolving Loan Amount" means an amount equal to $22,000,000; provided, that, the First Drawn Domestic Revolving Loan Amount shall be reduced over twelve consecutive calendar quarters by an amount equal to $1,833,333.33 on the first day of each such calendar quarter commencing with April 1, 2015, with the reduction in respect of the twelfth calendar quarter equal to the amount necessary to reduce the First Drawn Domestic Revolving Loan Amount to $0; provided, further, that the First Drawn Domestic Revolving Loan Amount may be reduced (but not increased) on the first day of any such calendar quarter by an amount greater than $1,833,333.33 upon prior written notice from the Borrower Representative to the Administrative Agent so long as the Eligible Inventory Basket Advance Rate is concurrently reduced on an equivalent basis.
"First Drawn Domestic Revolving Loans" means, at any time of determination, the aggregate amount of Domestic Revolving Loans outstanding at such time up to an amount equal to the First Drawn Domestic Revolving Loan Amount.

"Incremental Inventory Advance Base Availability Amount" means (i) at any time during the Incremental Inventory Advance Period, an amount at any time equal to the sum of (a) $38,000,000 plus (b) 15.2% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d), and (ii) at all other times, the Base Availability Amount.
"Incremental Inventory Advance Maximum Availability Amount" means (i) at any time during the Incremental Inventory Advance Period, an amount at any time equal to the sum of (a) $38,000,000 plus (b) 15.2% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d), and (ii) at all other times, the Maximum Availability Amount.
"Incremental Inventory Advance Period" means the period commencing on the First Amendment Effective Date and ending on the date that the Eligible Inventory Basket Advance Rate has been reduced to 50%.
"Second Additional Term Loans" has the meaning assigned to such term in Section 2.01(e).
"Term Loan Commitment" means (a) as to any Term Lender, (i) with respect to the Existing Term Loans, the aggregate commitment of such Term Lender to make the Existing Term Loans as set forth in the Commitment Schedule, (ii) with respect to the First Additional Term Loan, the aggregate commitment of such Term Lender to make First Additional Term Loans as set forth in the Commitment Schedule, and (iii) with respect to the Second Additional Term Loan, the aggregate commitment of such Term Lender to make Second Additional Term Loans as set forth in the Commitment Schedule, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be Thirty-Five Million Dollars ($35,000,000) on the First Amendment Effective Date. After advancing any Term Loan or the termination of any applicable commitment in respect of the Term Loans, each reference to a Term Lender's Term Loan Commitment shall refer to such Term Lender's Applicable Percentage of the Term Loans. The Term Loan Commitment of each Term Lender shall be adjusted pursuant to any Assignment and Assumption executed by such Term Lender, as applicable.
"Tooling" means the machine tooling and components, such as jigs, gauges, molds, dies, cutting equipment and patterns, used by a Person in the manufacture and production of Inventory.
(b)    The definitions of "Base Availability Amount", "Canadian Borrowing Base", "Canadian Revolving Subcommitment", "Commitment", "Domestic Borrowing Base", "Domestic Revolving Commitment", "DSCR Availability Amount", "Eligible Inventory Basket", "European Borrower", "European Borrowing Base", "European Revolving Subcommitment", "Maximum Availability Amount", "Overnight LIBO Rate", "Term Lenders" and "Term Loans" set forth in Section 1.1 of the Credit Agreement are each amended and restated in their entirety as follows:
"Base Availability Amount" means an amount at any time equal to the sum of (a) $25,000,000 plus (b) 10% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d).
"Canadian Borrowing Base" means, at any time, with respect to the Canadian Borrower and the other Canadian Loan Parties, the sum of (a) 85% of such Canadian Loan Parties' Eligible Accounts at such time, plus (b) the lesser of (i) the sum of

(A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of the Canadian Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time plus the applicable Eligible Inventory Basket, if a positive number, or (ii) the Canadian Inventory Sublimit; provided, that aggregate advances to the Canadian Borrower predicated against the value of Eligible In-Transit Inventory at any time shall not exceed the Dollar Equivalent of $5,000,000 minus the aggregate advances to the Company predicated on the value of Eligible In-Transit Inventory at such time, plus (c) 100% of such Canadian Loan Parties' cash maintained in an account at Canadian Agent and subject to a deposit account control agreement (or other arrangement) reasonably satisfactory to Administrative Agent, minus (d) Reserves related to such Canadian Loan Parties. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or sublimits, or reduce one or more of the other elements used in computing the Canadian Borrowing Base. The Canadian Borrowing Base shall be calculated and reported in Dollars.
"Canadian Revolving Subcommitment" means, with respect to each Canadian Revolving Lender, the commitment, if any, of such Canadian Revolving Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit, Canadian Overadvances, Canadian Protective Advances and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Revolving Lender's Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Canadian Revolving Lender pursuant to Section 9.04. The amount of each Canadian Revolving Lender's Canadian Revolving Subcommitment as of the First Amendment Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Revolving Lender shall have assumed its Canadian Revolving Subcommitment, as applicable. The aggregate amount of the Canadian Revolving Lenders' Canadian Revolving Subcommitment as of the First Amendment Effective Date is the Dollar Equivalent of $25,000,000. The Canadian Revolving Subcommitments are subcommitments of the Domestic Revolving Commitments and do not represent additional credit exposure.
"Commitment" means, with respect to each Lender, without duplication, the sum of such Lender's Term Loan Commitment, Domestic Revolving Commitment, Canadian Revolving Subcommitment, European Revolving Subcommitment and Ex-Im Revolving Subcommitment, together with the commitment of such Lender to acquire participations in Protective Advances and Ex-Im Revolving Exposure hereunder. The amount of each Lender's Commitment as of the First Amendment Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
"Domestic Borrowing Base" means, at any time, with respect to the Company and the other Domestic Loan Parties, the sum of (a) 85% of such Domestic Loan Parties' Eligible Accounts at such time, plus (b) the lesser of (i) the sum of (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of the Domestic Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time plus the applicable Eligible Inventory Basket, if a positive number, or (ii) $175,000,000; provided, that aggregate advances to the Company predicated on the value of Eligible In-Transit Inventory of the Domestic Loan Parties at any time shall not exceed $5,000,000 minus the Dollar Equivalent of the aggregate advances to the Canadian Borrower predicated on the value of Eligible In-Transit Inventory of the Canadian Loan Parties at such time, plus (c) the lesser of (i) the greater of (A) 40% of such Domestic

Loan Parties' Eligible Tooling at such time and (B) 85% of the appraised net orderly liquidation value of such Domestic Loan Parties' Eligible Tooling, and (ii) $4,000,000, minus (d) Reserves related to such Domestic Loan Parties. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or sublimits or reduce one or more of the other elements used in computing the Domestic Borrowing Base.
"Domestic Revolving Commitment" means, with respect to each Domestic Revolving Lender, the commitment, if any, of such Domestic Revolving Lender to make Domestic Revolving Loans and to acquire participations in Domestic Letters of Credit, Domestic Overadvances, Domestic Protective Advances and Domestic Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Domestic Revolving Lender's Domestic Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Domestic Revolving Lender pursuant to Section 9.04. The amount of each Domestic Revolving Lender's Domestic Revolving Commitment as of the First Amendment Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Domestic Revolving Lender shall have assumed its Domestic Revolving Commitment, as applicable. The aggregate amount of the Domestic Revolving Lenders' Domestic Revolving Commitments as of the First Amendment Effective Date is $250,000,000.
"DSCR Availability Amount" means an amount at any time equal to the sum of (a) $43,750,000 plus (b) 17.5% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d).
"Eligible Inventory Basket" means, as of any date of determination, (a) with respect to the Canadian Borrowing Base, the lesser of the amount yielded by the formula set forth in the immediately following clause (x) and the amount set forth in the immediately following clause (y), with clause (x) being an amount equal to (i) the Eligible Inventory Basket Advance Rate of the Canadian Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, minus (ii) (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of the Canadian Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time and (y) being the amount of $4,000,000 (with the amount in this clause (y) being reduced (until reduced to $2,000,000) on an equivalent basis concurrently with each reduction to the Eligible Inventory Basket Advance Rate); (b) with respect to the European Borrowing Base, the lesser of the amount yielded by the formula set forth in the immediately following clause (x) and the amount set forth in the immediately following clause (y), with clause (x) being an amount equal to (i) the Eligible Inventory Basket Advance Rate of the European Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, minus (ii) (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of the European Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time and (y) being the amount of $10,000,000 (with the amount in this clause (y) being reduced (until reduced to $5,000,000) on an equivalent basis concurrently with each reduction to the Eligible Inventory Basket Advance Rate); and (c) with respect the Domestic Borrowing Base, the lesser of the amount yielded by the formula set forth in the immediately following clause (x) and the amount set forth in the immediately following clause (y), with clause (x) being an amount equal to (i) the Eligible Inventory Basket Advance Rate of the Domestic Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, minus (ii) (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of the Domestic Loan Parties' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time and (y) being the amount of $36,000,000 (with the amount in this clause (y) being reduced (until reduced to $18,000,000) on an equivalent basis concurrently with each reduction to the Eligible Inventory Basket Advance Rate).
"European Borrower" and "European Borrowers" means individually or collectively, as required by the context, in each case upon delivery of a European Borrower Joinder Agreement on or after the European Effective Date, one or more of the following Subsidiaries of the Company as designated by the Company: (i) Supply Technologies (UKGRP) Limited (formerly known as Henry Halstead Limited), a company incorporated in England and Wales with company number 0725298, Ajax Tocco International Limited, a company incorporated in England and Wales with company number 02676033, Apollo Aerospace Components Limited, a company incorporated in England and Wales with a company number 02083500, and Supply Technologies (IRLG) Limited, a company incorporated under the laws of Ireland with a company number 412684; and (ii) such other Subsidiaries of the Company incorporated in any legal jurisdiction of the United Kingdom or incorporated in Ireland and reasonably acceptable to the Administrative Agent.
"European Borrowing Base" means, at any time, with respect to the European Borrowers, the sum of (a) 85% of the European Borrowers' Eligible Accounts at such time, plus (b) the lesser of (i) the sum of (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of the European Borrowers' Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time plus the applicable Eligible Inventory Basket, if a positive number, or (ii) the European Inventory Sublimit, plus (c) 100% of such European Borrowers' cash maintained in an account at European Agent and subject to a deposit account control agreement (or other arrangement) reasonably satisfactory to Administrative Agent, minus (d) Reserves related to such European Borrowers. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or sublimits, or reduce one or more of the other elements used in computing the European Borrowing Base. The European Borrowing Base shall be calculated and reported in Dollars.
"European Revolving Subcommitment" means, during the European Availability Period, with respect to each European Revolving Lender, the commitment, if any, of such European Revolving Lender to make European Revolving Loans and to acquire participations in European Letters of Credit, European Overadvances, European Protective Advances and European Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such European Revolving Lender's European Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such European Revolving Lender pursuant to Section 9.04. The initial amount of each European Revolving Lender's European Revolving Subcommitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such European Revolving Lender shall have assumed its European Revolving Subcommitment, as applicable. The aggregate amount of the European Revolving Lenders' European Revolving Subcommitment as of the First Amendment Effective Date is the Dollar Equivalent of $25,000,000. The European Revolving Subcommitments are subcommitments of the Domestic Revolving Commitments and do not represent additional credit exposure.

"Maximum Availability Amount" means an amount at any time equal to the sum of (a) $31,250,000 plus (b) 12.5% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d).
"Overnight LIBO Rate" means a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits in Euros/Sterling as displayed on the applicable Reuters screen page (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be reasonably selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided, that if an Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement
"Term Lenders" means, as of any date of determination, Lenders having a Term Loan Commitment.
"Term Loans" has the meaning assigned to such term in Section 2.01(e).
(c)    Clause (e) of the defined term "Applicable Percentage" is hereby amended and restated in its entirety as follows:
(e)    with respect to any Term Lender with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the Term Loan Commitment of such Lender and the denominator of which is the aggregate Term Loan Commitments of all Lenders (or, if all or any portion of the Term Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender's share of the applicable outstanding Term Loans and remaining Term Loan Commitments at that time),
(d)    Section 2.01(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e)    (i) Subject to the terms and conditions set forth in the Existing Credit Agreement, each Term Lender (as defined in the Existing Credit Agreement) with a Term Loan Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement made an Existing Term Loan to the Company on the Fifth Restated Closing Date, in an amount equal to such Term Lender's then applicable Term Loan Commitment under the Existing Credit Agreement. As of the end of the Business Day immediately preceding the First Amendment Effective Date, the outstanding principal balance of the Existing Term Loans under the Existing Credit Agreement is $15,497,449, all of which shall be deemed to be Term Loans advanced under this Agreement.
(ii)    On October 27, 2014, subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make an additional term loan to the Company in the aggregate principal amount for all Term Lenders of $9,502,551 (the "First Additional Term Loans") in an amount equal to such Lender's Term Loan Commitment with respect to the First Additional Term Loans. The aggregate outstanding principal amount of the Term Loan (after giving effect to the funding of the First Additional Term Loan) as of October 27, 2014 is $25,000,000.
(iii)    After the First Amendment Effective Date but on or prior to December 15, 2014, subject to the receipt by the Administrative Agent of an Equipment appraisal in form and substance reasonably satisfactory to the Administrative Agent and subject to the other terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make an additional term loan to the Company in an aggregate principal amount for all Term Lenders up to the lesser of (i) $10,000,000 and (ii) an amount such that, after giving effect to such additional term loan, the aggregate principal amount of all Term Loans outstanding is greater than or equal to the Fixed Asset Loanable Value (as determined by the most recent Equipment appraisal obtained by the Administrative Agent after the First Amendment Effective Date) (the "Second Additional Term Loans"; the Existing Term Loans, the First Additional Term Loan and the Second Additional Term Loans, if made, are collectively, the "Term Loans") in an amount equal to such Lender's Term Loan Commitment; provided, that, for the avoidance of doubt, in no event shall the aggregate principal amount of Term Loans exceed $35,000,000 after giving effect to the Second Additional Term Loans.
(iv)    Amounts repaid in respect of Term Loans may not be reborrowed.
(e)    Section 2.03 of the Credit Agreement is hereby amended to insert a new clause (d) at the end thereof as follows
(d)    To request a Term Loan Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing not later than noon, Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)     whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing;
(iv)     whether such Borrowing is to be a First Additional Term Loan or a Second Additional Term Loan;
(v)    the identity of the applicable Borrower, which shall be the Company; and
(vi)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period."
If no election as to the Type of Term Loan Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Company shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing

Request in accordance with this Section, the Administrative Agent shall advise each Term Lender or of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
(f)    Section 2.09(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    The Commitment of the Term Lenders to (i) make the Existing Term Loans terminated concurrently with the making of the Existing Term Loan under the Existing Credit Agreement, (ii) make the First Additional Term Loans shall terminate concurrently with the making of the First Additional Term Loans on the First Amendment Effective Date and (iii) make the Second Additional Term Loans shall terminate on the earlier of (A) the making of the Second Additional Term Loans and (B) 5:00 p.m., Chicago time, on December 15, 2014. Unless previously terminated, (i) the Ex-Im Revolving Subcommitments shall terminate on the Commitment Termination Date (as defined in the Fast Track Loan Agreement), and (ii) all other Commitments shall terminate on the Maturity Date.
(g)    Section 2.09(e) of the Credit Agreement is hereby amended to delete the amount "$280,000,000" set forth in the first sentence thereof and insert the amount "$300,000,000" in lieu thereof in its place.
(h)    Sections 2.09(f) and (g) of the Credit Agreement are hereby amended and restated in their entirety as follows:
(f)    [Reserved].
(g)    [Reserved].
(i)    Section 2.10(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e)    The Company shall repay the Term Loans in quarterly installments on the first Business Day of each calendar quarter hereafter, commencing on April 1, 2015, in a principal amount equal to 1/28 of the aggregate principal amount of Term Loans outstanding on December 15, 2014 (after giving effect to the making of the Second Additional Term Loans, if any), as adjusted from time to time pursuant to Section 2.11(f). To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Company on the Maturity Date.
(j)    Section 2.13(j) of the Credit Agreement is hereby amended to amend and restate the first sentence thereof in its entirety as follows:
All interest hereunder (except for interest denominated in Sterling, which shall be computed on the basis of a year of 365 days) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(k)    Section 2.13 of the Credit Agreement is hereby further amended to insert a new clause (k) at the end thereof as follows:
(k)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (i) for the sake of clarity, the First Drawn Domestic

Revolving Loans shall constitute either CBFR Borrowings or Eurodollar Borrowings, and (ii) in lieu of the per annum rates set forth in the defined term "Applicable Rate" set forth herein, the Applicable Rate solely with respect to the First Drawn Domestic Revolving Loans shall be (A) 1.00% per annum with respect to First Drawn Domestic Revolving Loans comprising any CBFR Borrowing or (B) 3.50% per annum with respect to First Drawn Domestic Revolving Loans comprising any Eurodollar Borrowing.
(l)    Section 5.01(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(g)    as soon as available but in any event within 3 Business Days after the end of each calendar week, an Aggregate Borrowing Base Certificate, together with a Domestic Borrowing Base Certificate, a Canadian Borrowing Base Certificate, and (y) at all times after the European Effective Date, a European Borrowing Base Certificate and (z) at all times after the Ex-Im Effective Date, an Ex-Im Borrowing Base Certificate and supporting information in connection therewith (including copies of all applicable Export Orders), together with any additional reports with respect to the Aggregate Borrowing Base, the Domestic Borrowing Base, the Canadian Borrowing Base, the European Borrowing Base or the Export-Related Borrowing Base as the Administrative Agent may reasonably request (unless the Administrative Agent otherwise requests, the weekly Borrowing Base Certificates shall include updates of gross Accounts and gross Export-Related Accounts, but only the Borrowing Base Certificates delivered with respect to the last week in each calendar month shall include updates of (1) gross Inventory, (2) gross Export-Related Inventory, (3) Inventory and Export-Related Inventory ineligibles and (4) Accounts and Export-Related Accounts ineligibles; provided, that the Borrowers will only be required to deliver (i) Ex-Im Borrowing Base Certificates on a monthly basis (within 20 days after the end of each calendar month) during any period after the Ex-Im Effective Date that average monthly Aggregate Availability for any calendar month exceeds the Incremental Inventory Advance Maximum Availability Amount, as well as at such other times as the Administrative Agent reasonably requests, but not more often than once per calendar week, (ii) European Borrowing Base Certificates on a monthly basis (within 20 days after the end of each calendar month) during any period after the European Effective Date that average monthly Aggregate Availability for any calendar month exceeds the Incremental Inventory Advance Maximum Availability Amount, as well as at such other times as the Administrative Agent reasonably requests, but not more often than once per calendar week, and (iii) Domestic Borrowing Base Certificates, Canadian Borrowing Base Certificates and Aggregate Borrowing Base Certificates on a monthly basis (within 20 days after the end of each calendar month) during any period that average monthly Aggregate Availability for any calendar month exceeds the Incremental Inventory Advance Maximum Availability Amount, as well as at such other times as the Administrative Agent reasonably requests, but not more often than once per calendar week;
(m)    Section 5.01 of the Credit Agreement is hereby further amended to delete the "and" at the end of clause (p) thereof, amend and restate clause (q) thereof in its entirety and insert a new clause (r) at the end thereof as follows:
(q)    at any time that the aggregate principal amount of all Loans outstanding hereunder is greater than or equal to $250,000,000, a certificate, which shall be delivered by Borrower at such times as it shall furnish the Borrowing Base Certificates described in clause (g) above, signed by the chief financial officer of the Borrower Representative stating that the Loans constitute "Permitted Debt" under (and as defined in)

Section 4.09(b) of the 2011 Indenture and attaching thereto reasonably detailed calculations of the analysis supporting such certification; and
(r)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.
(n)    Section 6.01(c)(viii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(viii)    with respect to any intercompany loan or advance made by any Domestic Loan Party to any European Loan Party, prior to and after giving effect to any such intercompany loan or advance, (A) Aggregate Availability shall equal or exceed the Incremental Inventory Advance Base Availability Amount and (B) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the payment date of any such intercompany loan or advance, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the making of such intercompany loan or advance, shall not be less than 1.15 to 1.00.
(o)    Section 6.01(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
Guarantees by any Borrower of Indebtedness of any Loan Party and by any Loan Party of Indebtedness of any Borrower or any other Loan Party, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (iii) with respect to any Guarantees by the Domestic Loan Parties of any Indebtedness of the European Loan Parties, prior to and after giving effect to any such Guarantee, (A) Aggregate Availability shall equal or exceed the Incremental Inventory Advance Base Availability Amount and (B) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the execution and delivery of any such Guarantee, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the making of such Guarantee, shall not be less than 1.15 to 1.00;
(p)    Sections 6.04(d) and (j) of the Credit Agreement are each hereby amended and restated in their entirety as follows:
(d)    so long as no Event of Default exists at the time such investments are made, investments in the European Loan Parties or other Subsidiaries of the Loan Parties that are not themselves Loan Parties, so long as prior to and after giving effect to any such investment, (i) Aggregate Availability equals or exceeds the Incremental Inventory Advance Base Availability Amount and (ii) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the payment date of any such investment, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the making of such investment (and for purposes of this clause (d) only, treating such investment as a Consolidated Debt Charge), is not less than 1.15 to 1.00;
(j)    so long as no Event of Default exists at the time such investments are made, other investments, so long as prior to and after giving effect to any such investment,

(i) Aggregate Availability equals or exceeds the Incremental Inventory Advance Base Availability Amount and (ii) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the payment date of any such investment, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the making of such investment (and for purposes of this clause (j) only, treating such investment as a Consolidated Debt Charge), is not less than 1.15 to 1.00;
(q)    Section 6.08(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Loan Party may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, (ii) wholly-owned Subsidiaries may declare and pay dividends to Loan Parties (other than Holdings) ratably with respect to their Equity Interests and (iii) so long as no Event of Default has occurred and is continuing, or would result after giving effect to such payment, and such dividend is permitted under the 2011 Indenture, (A) the Company may declare and pay dividends to Holdings in an aggregate amount not to exceed $750,000 in any fiscal year, (B) the Company may declare and pay additional dividends to Holdings as long as (x) prior to and after giving effect to such dividend or distribution, (A) with respect to the first $8,000,000 in excess of $750,000 of dividends or distributions in any fiscal year, Aggregate Availability equals or exceeds the Base Availability Amount, and (B) with respect to any dividends or distributions in excess of such $8,000,000 in any fiscal year, Aggregate Availability equals or exceeds the Incremental Inventory Advance Base Availability Amount, and (y) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the payment date of any such dividend, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the payment of such dividend or distribution, is not less than 1.15 to 1.00, and (C) solely to the extent necessary to make cash tax payments with respect to the issuance of Equity Interests of Holdings pursuant to the Company's 1998 Long Term Incentive Plan or similar plan then in effect, the Company may declare and pay dividends to Holdings in an aggregate amount not to exceed $3,000,000 in any fiscal year, so long as prior to and after giving effect to such dividend or distribution, Aggregate Availability equals or exceeds the Base Availability Amount.
(r)    Section 6.08(c) of the Credit Agreement is hereby amended to amend and restate clause (B) of the proviso thereto in its entirety as follows:
(B) the Loan Parties may purchase, redeem or prepay the Indebtedness under the 2011 Senior Notes, if and to the extent that (1) no Event of Default has occurred and is continuing or would result after giving effect to such payment, (2) prior to and after giving effect to any such payment Aggregate Availability equals or exceeds the Incremental Inventory Advance Base Availability Amount and (3) the Debt Service Coverage Ratio, determined as of the most-recently completed fiscal quarter prior to the date of such payment, for the then most-recently completed four (4) fiscal quarters, determined on a pro forma basis reflecting the making of such payment, is no less than 1.15 to 1.00, and
(s)    Section 6.12 of the Credit Agreement is hereby amended to amend and restate the proviso thereto in its entirety as follows:

provided, that the Foreign Subsidiaries may purchase, redeem or prepay the Subordinated Indebtedness under the 2011 Senior Notes in excess of $35,000,000 in the aggregate, if and to the extent that (1) no Event of Default has occurred and is continuing or would result after giving effect to such payment, (2) prior to and after giving effect to any such payment, Aggregate Availability equals or exceeds the Incremental Inventory Advance Base Availability Amount and (3) the Debt Service Coverage Ratio, determined as of the most-recently completed fiscal quarter prior to the date of such payment, for the then most-recently completed four (4) fiscal quarters, determined on a pro forma basis reflecting the making of such payment, is no less than 1.15 to 1.00.
(t)    Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 6.13    Debt Service Coverage Ratio.
If Aggregate Availability is less than the Incremental Inventory Advance Base Availability Amount on any 10 Business Days (whether consecutive or not) within any 30 day period (such event, a "DSCR Trigger Event"), the Company will not permit the Debt Service Coverage Ratio, determined as of the end of the then most-recent previously ended fiscal quarter and on the last day of each subsequent fiscal quarter, to be less than (a) 1.10 to 1.00 for any period of two consecutive fiscal quarters, or (b) 1.00 to 1.00; provided, that, if after the occurrence of any DSCR Trigger Event, Aggregate Availability is greater than the DSCR Availability Amount for a period of 30 consecutive days ending on any date after Administrative Agent has received a compliance certificate pursuant to Section 5.01(d) with respect to the first fiscal quarter ending after such DSCR Trigger Event (such event, a "DSCR Termination Event"), the foregoing covenant in respect of Debt Service Coverage Ratio shall not be applicable unless and until the occurrence of a subsequent DSCR Trigger Event; provided, further, that no more than three (3) DSCR Termination Events may occur during this Agreement.
(u)    Section 12.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 12.02    Application of Funds.
If within any fiscal quarter, Aggregate Availability is less than the Incremental Inventory Advance Maximum Availability Amount on any 10 Business Days (whether consecutive or not) within any 30 day period, or an Event of Default exists, full cash dominion will be in effect and all funds in the Cash Management Accounts shall be automatically applied to the Obligations as set forth in Section 2.10(g). At all other times, all funds in the Cash Management Accounts (other than the European Collection Accounts) at the end of each day shall be automatically swept to the operating account of the Company or the Canadian Borrower, as applicable.
(v)    The Commitment Schedule is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.
2.    Conditions to Effectiveness.
(a)    The effectiveness of this Amendment (other than the amendments with respect to Canadian matters described in clause (b) below) is subject to the following conditions precedent (unless specifically waived in writing by Administrative Agent), each to be in form and substance satisfactory to Administrative Agent:
(i)    Administrative Agent shall have received a fully executed copy of this Amendment, together with each of the documents, agreements and instruments listed on Exhibit B (Closing Checklist) attached hereto (other than such documents, agreements and instruments with respect to Canadian matters that will be delivered in accordance with clause (b) below), in each case in form and substance satisfactory to Administrative Agent;
(ii)    all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Administrative Agent and its legal counsel;
(iii)    Borrowers shall have paid all fees (including the Upfront Fee (as defined below)), costs and expenses due and payable as of the date hereof under the Credit Agreement and the other Loan Documents; and
(iv)    no Default or Event of Default shall have occurred and be continuing.
(b)    In addition to the foregoing clauses (a)(ii) through (iv) above, the effectiveness of the amendments set forth in Section 1(b) (solely with respect to the restated definitions of "Canadian Borrowing Base" and "Canadian Revolving Subcommitment" and clause (a) of the restated definition of "Eligible Inventory Basket") and Section 1(v) (solely with respect to the amendments to the Commitment Schedule applicable to the Canadian Revolving Subcommitment) of this Amendment is subject (unless specifically waived in writing by Administrative Agent) to the receipt by the Administrative Agent by October 31, 2014 (or such later date agreed to by the Administrative Agent) of each of the documents, agreements and instruments listed on Exhibit B (Closing Checklist) attached hereto with respect to Canadian matters that are noted as to be delivered after the date hereof pursuant to this Section 2(b), in each case in form and substance satisfactory to Administrative Agent.
3.    Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Amendment, each of the Loan Parties represent and warrant to Administrative Agent and Lenders that:
(a)    the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of such Loan Party and this Amendment has been duly executed and delivered such Loan Party;
(b)    each of the representations and warranties set forth in Article V of the Credit Agreement, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date);
(c)    immediately after the making of the Loans contemplated to be made on the date hereof, and after giving effect to the application of the proceeds of such Loans for consummation of the Project Arrow Acquisition, (i) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the date hereof;
(d)    the transactions contemplated by this Amendment (i) are permitted under the 2011 Indenture and the 2011 Senior Notes and (ii) will not result in any Event of Default (as defined in the 2011 Indenture) or Default (as defined in the 2011 Indenture) under the 2011 Indenture, the 2011 Senior Notes or any agreement executed by any Loan Party in connection therewith; and
(e)    no Default or Event of Default has occurred and is continuing.
4.    Upfront Fee. The Company shall pay to the Administrative Agent, for the ratable benefit of each Lender (other than Chase) that is increasing its respective Term Loan Commitments and/or Domestic Revolving Commitments pursuant to this Amendment, a non-refundable upfront fee equal to $75,000 (the "Upfront Fee"), which Upfront Fee shall be due and payable and fully earned on the date hereof.
5.    Acknowledgment of Loan Guarantor. Each Loan Guarantor hereby acknowledges that Borrowers, Administrative Agent and Lenders have amended the Credit Agreement by this Amendment, and such Loan Guarantor acknowledges that Administrative Agent and Lenders would not amend the Credit Agreement in the absence of the agreements of such Loan Guarantor contained herein. Each Loan Guarantor hereby approves of and consents to the Amendment, agrees that its obligations under the Loan Guaranty and the other Loan Documents to which it is a party shall not be diminished as a result of the execution of the Amendment, and confirms that the Loan Guaranty and all other Loan Documents to which it is a party are in full force and effect.
6.    Release. In consideration of the agreements of Administrative Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party hereby releases and forever discharges Administrative Agent and each Lender and their directors, officers, employees, agents, attorneys, affiliates, subsidiaries, successors and permitted assigns from any and all liabilities, obligations, actions, contracts, claims, causes of action, damages, demands, costs and expenses whatsoever (collectively "Claims"), of every kind and nature, however evidenced or created, whether known or unknown, arising prior to or on the date of this Amendment including, but not limited to, any Claims involving the extension of credit under or administration of this Amendment, the Credit Agreement or the Loan Documents, as each may be amended, the Indebtedness incurred by Borrowers or any other transactions evidenced by this Amendment, the Credit Agreement or the Loan Documents.
7.    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
8.    References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.
9.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., "pdf") transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

10.    Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.
11.    Governing Law. This Amendment shall be a contract made under and governed by the laws of the state of Ohio, without regard to conflict of laws principles that would require the application of laws other than those of the state of Ohio. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWERS: PARK-OHIO INDUSTRIES, INC. By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary
RB&W CORPORATION OF CANADA By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary
EX-IM BORROWERS: PARK-OHIO INDUSTRIES, INC. By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary
AJAX TOCCO MAGNETHERMIC CORPORATION By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

OTHER DOMESTIC LOAN PARTIES:
AJAX TOCCO MAGNETHERMIC CORPORATION
ATBD, INC.
AUTOFORM TOOL & MANUFACTURING, LLC
BATES RUBBER, INC.
BLUE FALCON TRAVEL, INC.
COLUMBIA NUT & BOLT LLC
CONTROL TRANSFORMER, INC.
ELASTOMEROS TECNICOS MOLDEADOS, INC.
EP CLEVELAND HOLDINGS, INC.
EP CLEVELAND, INC.
EP REALTY HOLDINGS, INC.
FECO, INC.
FLUID ROUTING KOREA HOLDING INC.
FLUID ROUTING SOLUTIONS, LLC
GATEWAY INDUSTRIAL SUPPLY LLC
GENERAL ALUMINUM MFG. COMPANY
INDUCTION MANAGEMENT SERVICES, LLC
INTEGRATED HOLDING COMPANY
INTEGRATED LOGISTICS HOLDING COMPANY
INTEGRATED LOGISTICS SOLUTIONS, INC.

LEWIS & PARK SCREW & BOLT COMPANY
PARK-OHIO FORGED & MACHINED PRODUCTS LLC
PARK-OHIO INDUSTRIES TREASURY COMPANY, INC.
PARK-OHIO PRODUCTS, INC.
PHARMACEUTICAL LOGISTICS, INC.
PHARMACY WHOLESALE LOGISTICS, INC.
P-O REALTY LLC
PRECISION MACHINING CONNECTION LLC
RB&W MANUFACTURING LLC
RED BIRD, INC.
SNOW DRAGON LLC
ST HOLDING CORP.
STMX, INC.
SUMMERSPACE, INC.
SUPPLY TECHNOLOGIES LLC
THE AJAX MANUFACTURING COMPANY
THE CLANCY BING COMPANY
TOCCO, INC.
TW MANUFACTURING CO.
WB&R ACQUISITION COMPANY, INC.
Each By /s/ Robert D. Vilsack
   Name: Robert D. Vilsack
   Title: Secretary

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

POVI L.L.C. By: Integrated Logistics Holding Company Its: Member By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary
RB&W LTD. By: Integrated Logistics Holding Company Its: Sole Member By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

OTHER CANADIAN LOAN PARTIES:
AJAX TOCCO MAGNETHERMIC CANADA LIMITED By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary
SUPPLY TECHNOLOGIES COMPANY OF CANADA By /s/ Robert D. Vilsack Name: Robert D. Vilsack Title: Secretary

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as Administrative Agent, as Domestic Issuing Bank, as Ex-Im Issuing Bank, as Ex-Im Revolving Lender, as Domestic Swingline Lender and as a Lender

By   /s/ Michael P. Gutia
   Name: Michael P. Gutia
   Title: Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent, as Canadian Issuing Bank, as Canadian Swingline Lender and as a Lender

By   /s/ Auggie Marchetti
   Name: Auggie Marchetti
   Title: Authorized Officer

J.P. MORGAN EUROPE LIMITED, as European Agent, as European Issuing Bank, as European Swingline Lender and as a European Revolving Lender By /s/ Tim Jacob Name: Tim Jocob Title: Senior Vice President

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and a European Revolving Lender

By   /s/ Matthew Kasper
   Name: Matthew Kasper
   Title: Vice President
U.S. BANK NATIONAL ASSOCIATION, Canada Branch, as a Canadian Revolving Lender

By   /s/ Paul Rodgers
   Name: Paul Rodgers
   Title: Principal Officer

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender and a European Revolving Lender

By   /s/ John Wenzinger
   Name: John Wenzinger
   Title: Vice President
PNC BANK CANADA BRANCH, as a Canadian Revolving Lender

By   /s/ Michael Etienne
   Name: Michael Etienne
   Title: Senior Vice President

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

CIIZENS BUSINESS CAPITAL, a division of Citizens Asset Finance Inc., F/K/A RBS BUSINESS CAPITAL a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as a Lender, a Canadian Revolving Lender and a European Revolving Lender

By   /s/ James G. Zamborsky
   Name: James G. Zamborsky
   Title: Vice President

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender, a Canadian Revolving Lender and a European Revolving Lender By /s/ Paul A. Taubeneck Name: Paul A. Taubeneck Title: Vice President

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender By /s/ Barry K. Sullivan Name: Barry K. Sullivan Title: Senior Vice President

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Lender By /s/ Paul Weybrecht Name: Paul Weybrecht Title: Vice President

Signature Page to Amendment No. 1 to Sixth Amended and Restated Credit Agreement

EXHIBIT A
Commitment Schedule
(attached)

COMMITMENT SCHEDULE

						Term Loan Commitment
Lender	Passport Scheme Number	Domestic Revolving Commitment	Canadian Revolving Subcommitment	European Revolving Subcommitment+	Ex-Im Revolving Subcommitment	Existing Term Loans#	First Additional Term Loans	Second Additional Term Loans	Total Commitments
JPMorgan Chase Bank, N.A.		$61,479,600.00	$0.00	$0.00	$25,000,000.00	$3,811,107.86	$2,336,852.14	$2,459,184.00	$70,086,744.00
JPMorgan Chase Bank, N.A. (Toronto Branch)		$0.00	$11,250,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$11,250,000.00 (subcommitment)
J.P. Morgan Europe Limited		$0.00	$0.00	$11,250,000.00	$0.00	$0.00	$0.00	$0.00	$11,250,000.00 (subcommitment)
U.S. Bank National Association		$37,500,000.00	$0.00	$3,750,000.00	$3,750,000.00*	$2,324,617.35	$1,425,382.65	$1,500,000.00	$42,750,000.00
U.S. Bank National Association, Canada Branch		$0.00	$3,750,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$3,750,000.00 (subcommitment)
PNC Bank, National Association		$37,500,000.00	$0.00	$3,750,000.00	$3,750,000.00*	$2,324,617.35	$1,425,382.65	$1,500,000.00	$42,750,000.00
PNC Bank Canada Branch			$3,750,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$3,750,000.00 (subcommitment)
Citizens Business Capital		$31,250,000.00	$3,125,000.00	$3,125,000.00	$3,125,000.00*	$1,937,181.13	$1,187,818.87	$1,250,000.00	$35,625,000.00 $3,125,000.00 (subcommitment) $3,125,000.00 (subcomittment)
Keybank National Association		$31,250,000.00	$3,125,000.00	$3,125,000.00	$3,125,000.00*	$1,937,181.13	$1,187,818.87	$1,250,000.00	$35,625,000.00 $3,125,000.00 (subcommitment) $3,125,000.00 (subcomittment)
First National Bank of Pennsylvania		$25,510,200.00	$0.00	$0.00	$2,551,020.00*	$1,581,372.09	$969,647.91	$1,020,408.00	$29,081,628.00
The Huntington National Bank		$25,510,200.00	$0.00	$0.00	$2,551,020.00*	$1,581,372.09	$969,647.91	$1,020,408.00	$29,081,628.00
Total		$250,000,000.00	$25,000,000.00	$25,000,000.00	$25,000,000.00	$15,497,449.00	$9,502,551.00	$10,000,000.00	$285,000,000.00

+	The European Revolving Subcommitment is available on and after the European Effective Date.

#
This column sets forth the principal amount of Existing Term Loans owing to the Lenders as of the First Amendment Effective Date. The commitment of the Term Lenders to make the Existing Term Loan terminated concurrently with the making of the Existing Term Loans on the Fifth Restated Closing Date.

*	Participation interest

EXHIBIT B
Closing Checklist
(attached)